Exhibit 2.2

ESCROW AGREEMENT (Final Form -  to be completed and signed at closing)

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [_______], by and among Copperpoint Insurance Company, an Arizona insurance company, (the “Buyer”), Boston Omaha Corporation, a Delaware corporation (“Parent”), David Herman (“Herman”) and Robert Thomas (“Thomas” and together with Parent and Herman, collectively, the “Sellers”), and Citibank, N.A., as escrow agent (the “Escrow Agent”). The Buyer and the Sellers shall sometimes be referred to individually as a “Party” and collectively as the “Parties”). Capitalized terms used, but not defined herein, shall have the meaning set forth in the Purchase Agreement (as defined below); provided, however, that capitalized terms with respect to the Escrow Agent’s obligations shall be defined herein and the Escrow Agent shall not be deemed to have knowledge of or obligation to ascertain the meaning of any capitalized term not defined herein.

RECITALS

WHEREAS, the Parties have previously entered into that certain Securities Purchase Agreement, dated May 18, 2026 (the “Purchase Agreement”), whereby the Buyer will acquire all of the issued and outstanding membership interests of General Indemnity Group, LLC, a Delaware limited liability company.

WHEREAS, pursuant to the Purchase Agreement, as of the date hereof, (i) the Buyer will deposit with the Escrow Agent $5,250,000 (the “Escrow Principal”) and the Escrow Agent will hold the Escrow Principal as security for the satisfaction of the obligations of the Sellers, if any, under Article XI of the Purchase Agreement and (ii) the Escrow Agent will disburse the Escrow Principal in accordance with the terms of this Agreement and, as between the Parties, the Purchase Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.           Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2.           Escrow Funds.

(a)    Simultaneous with the execution and delivery of this Agreement, the Buyer is depositing with the Escrow Agent the Escrow Principal in immediately available funds. The Escrow Agent hereby acknowledges receipt of the Escrow Principal, together with all products and proceeds thereof, including all interest, dividends, gains and other income (collectively, the “Escrow Earnings”) earned with respect thereto (collectively, the “Escrow Funds”). The Escrow Principal and the Escrow Earnings shall be held in a separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

(b)    The Escrow Account is hereby established and the Escrow Funds will be held and disbursed by the Escrow Agent only in accordance with the express terms and conditions of this Agreement. The Escrow Principal and the Escrow Earnings shall be held separately from any other funds.

(c)    For greater certainty, all Escrow Earnings shall be retained by the Escrow Agent and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.

3.           Investment of Escrow Funds.

(a)         The Escrow Agent shall invest the Escrow Funds in an interest-bearing deposit obligation of Citibank N.A. insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Parties acknowledge that the initial interest rate is subject to change from time to time and shall be reflected in the monthly statement provided to the Parties. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4 below.

(b)         The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.

(c)         The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrow Funds, as applicable, provided that the Escrow Agent has made such investment, reinvestment or liquidation of the Escrow Funds in accordance with the terms, and subject to the conditions of this Agreement. The Escrow Agent does not have a duty, nor will it undertake any duty to provide investment advice.

4.           Disposition and Termination of the Escrow Funds.

(a)          Escrow Funds. The Parties shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in, this Section 4(a) as follows:

(i)    The Escrow Agent shall release the Escrow Funds from the Escrow Principal Account as follows: (A) from time to time upon its receipt of a joint written notice from Authorized Representatives of both Parties in the form of Annex I (a “Joint Instruction”); (B) from time to time upon its receipt of a written instruction from an Authorized Representative of either Party given to effectuate a Final Determination; and (C) upon its receipt of a Joint Instruction or Final Determination on the first Business Day following the twenty-four (24) month anniversary after the date hereof (the “Escrow Expiration Date”).

(ii)     Notwithstanding the foregoing, within five (5) Business Days following the end of each calendar quarter, the Escrow Agent shall distribute all Escrow Earnings accrued on the Escrow Funds to the Sellers, pursuant to its standing instructions attached hereto as Schedule 2. On the date of the final distribution of the Escrow Funds, the Escrow Agent, pursuant to instructions contained within the Joint Instruction or Final Determination instructing such final distribution, shall distribute to the Sellers all Escrow Earnings earned during the period beginning on the first day of the calendar quarter that includes the date of the final distribution of the Escrow Funds and ends on the date of the final distribution of the Escrow Funds.

(iii)     The Buyer acknowledges it has no economic or other interest in the Escrow Earnings. The Escrow Agent shall provide the Sellers with an account statement detailing the Escrow Earnings within 10 Business Days following the end of each calendar month until all of the Escrow Funds are released.

(iv)    Prior to the Escrow Expiration Date, if the Buyer determines in good faith that it is entitled to payment from the Escrow Funds in respect of an Escrow Claim, then the Buyer shall deliver a written notice of such Escrow Claim, which describes the Escrow Claim in reasonable detail and indicates the specific amount of the requested distribution of the Escrow Funds (to the extent an amount is known or capable of being estimated) (a “Claim Notice”), to both the Sellers and the Escrow Agent. If the Sellers have not, within thirty (30) calendar days after the date of receipt by them from Buyer of such Claim Notice (such thirty calendar day period, the “Claim Period”), notified Buyer and the Escrow Agent in writing that the Sellers dispute, in whole or in part, the Escrow Claim described in such Claim Notice, then the Escrow Agent shall, after the expiration of the Claim Period, remit to Buyer from the Escrow Principal Account (but only to the extent funds are available in the Escrow Principal Account) the amount of such Escrow Claim. If the Sellers have, within the Claim Period, delivered written notice to Buyer and the Escrow Agent that the Sellers dispute, in whole or in part, the Escrow Claim described in such Claim Notice, then the Escrow Agent shall not pay out from the Escrow Principal Account with respect to any disputed matters covered by such Claim Notice, until its receipt of either a Joint Release Instruction or a Final Determination (as set forth below), but the Escrow Agent shall pay out from the Escrow Principal Account with respect to any undisputed matters.

(v)    For purposes of this Agreement, an Escrow Claim is “pending” if a Claim Notice has been delivered to the Escrow Agent, with a copy to the Sellers, at any time before 11:59 PM Eastern Time on the Escrow Expiration Date and remains unresolved by either a Joint Release Instruction or a Final Determination (as defined below). An Escrow Claim will remain “pending” until it is resolved by either a Joint Release Instruction or a Final Determination. “Escrow Claim” means a claim by the Buyer for indemnification in accordance with the terms of Article XI of the Purchase Agreement.

(vi)     Upon receipt of a Joint Instruction with respect to the Escrow Funds, the Escrow Agent shall promptly, but in any event within two (2) Business Days after receipt of a Joint Instruction, disburse all or part of the Escrow Principal Account in accordance with such Joint Instruction.

(vii)    Upon receipt by the Escrow Agent of a copy of Final Determination from any Party, the Escrow Agent shall within five (5) Business Days following receipt of such determination, disburse as directed, part or all, as the case may be, of the Escrow Principal Account (but only to the extent funds are available in the Escrow Principal Account) in accordance with such Final Determination. The Escrow Agent will act on such Final Determination without further inquiry.

(viii)    On or promptly following the Escrow Expiration Date, the Buyer and the Sellers shall execute a Joint Instruction releasing to the Sellers all remaining Escrow Funds less any amounts then outstanding under any pending Escrow Claim.

(ix)    For purposes of this Section 4, the Sellers may by written notice to the Buyer and the Escrow Agent appoint a Seller Representative to take all actions on behalf of the Sellers with regard to any dispute regarding the Escrow Principal. Any such notice shall be in form and substance satisfactory to the Escrow Agent. The Seller Representative shall provide other forms and documentation to the Escrow Agent so that it may verify identification and authorization to act. If a Seller Representative is appointed by the Sellers, the Buyer and the Escrow Agent shall be entitled to rely on any actions taken by the Seller Representative as being made for and on behalf of the Sellers and shall have no liability to the Sellers for such reliance.

(b)          All payments of any part of the Escrow Principal Account shall be made by wire transfer of immediately available funds or check as set forth in the Joint Instruction or Final Determination, as applicable.

(c)       Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of any funds on deposit in any Escrow Account under the terms of this Agreement must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibit A-1 and Exhibit A-2 and delivered to the Escrow Agent attached to an e-mail received on a Business Day from an e-mail address set forth in Section 11 below. In the event a Joint Instruction or Final Determination is delivered to the Escrow Agent, whether in writing, or otherwise, the Escrow Agent is authorized to seek confirmation of such instruction by telephone call back to the person or persons designated in Exhibits A‑1 and/or A‑2 annexed hereto (the “Call Back Authorized Individuals”), and the Escrow Agent may rely upon the confirmations of anyone purporting to be a Call Back Authorized Individual. To assure accuracy of the instructions it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved. The persons and telephone numbers for call backs may be changed only in writing, executed by an authorized signer of applicable Party set forth on Exhibit A-1 or Exhibit A-2, actually received and acknowledged by the Escrow Agent.

(d)          Certain Definitions.

(i)    “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in Phoenix, Arizona, Boston, Massachusetts or Chicago, Illinois.

(ii)   “Final Determination” means a final non‑appealable, binding order, judgment or award from a court or other arbiter of competent jurisdiction and authority, together with (A) a certificate of the prevailing Party to the effect that such order is final, binding and non‑appealable and from a court or arbiter of competent jurisdiction having proper authority along with a written copy of such order, judgment or award and (B) the written payment instructions of an authorized signer of the prevailing Party to effectuate such order.

(iii)    “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

5.           Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no duties, including but not limited to any fiduciary duties, shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Purchase Agreement, nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any Joint Instruction or Final Determination furnished to it hereunder and believed by it to be genuine and to have been signed and presented by an authorized signer of the proper Party or Parties. Concurrent with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A‑1 and Exhibit A‑2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Funds. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Instruction or Final Determination. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or nonaction based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s gross negligence or willful misconduct was the cause of any direct loss to either Party. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action.

6.          Resignation and Removal of Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Buyer and the Sellers acting jointly at any time by providing written notice to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties, (ii) as set forth in a Joint Instruction or (iii) in accordance with the directions of a Final Determination, and, at the time of such delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

7.           Fees and Expenses. All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid equally between the Buyer and the Sellers. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.

8.          Indemnity. Each of the Parties shall jointly and severally indemnify, defend, and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable and documented fees and expenses of one outside counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except to the extent that such Escrow Agent Losses, as adjudicated by a court of competent jurisdiction, have been caused by the fraud, gross negligence or willful misconduct of such Indemnitee, or (b) its following any instructions or other directions from the Buyer or the Sellers. The Parties hereby grant the Escrow Agent a lien on, right of set‑off against and security interest in, the Escrow Funds for the payment of any reasonable claim for indemnification, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, upon prior written notice to the Parties, to charge against and withdraw from the Escrow Funds for its own account or for the account of an indemnitee any amounts due to the Escrow Agent or to an indemnitee under this Section 8. Notwithstanding anything to the contrary herein, the Buyer and the Sellers agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the Party or Parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one‑half by the Buyer and one‑half by the Sellers. The Parties acknowledge that the foregoing indemnities shall survive the resignation or removal of the Escrow Agent or the termination of this Agreement.

9.           Tax Matters.

(a)    The Parent shall be responsible for and be the taxpayer on all taxes due on the interest or income earned, if any, on the Escrow Funds for the calendar year in which such interest or income is earned. The Escrow Agent shall report any interest or income earned on the Escrow Funds to the Internal Revenue Service (“IRS”) or other taxing authority on IRS Form 1099. Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 as applicable and such other forms and documents that the Escrow Agent may request.

(b)    The Escrow Agent shall be responsible only for income reporting to the IRS with respect to income earned on the Escrow Funds. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.

(c)    The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments hereto are not intended or written to be used, and may not be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

10.         Covenant of Escrow Agent. The Escrow Agent hereby agrees and covenants with the Buyer and the Sellers that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

11.         Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signer of the Party/ Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given five (5) Business Days after the date such notice is deposited with the United States Postal Service. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

if to the Buyer, then to:

Copperpoint Insurance Company

3030 N. 3rd Street

Phoenix, AZ 85012

Attn: Kevin Kinross

with a copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP

111 S Wacker Drive, Suite 4100

Chicago, IL 60606

Attn: Michael Renetzky; Benjamin Sykes

Email: michael.renetzky@troutman.com; ben.sykes@troutman.com or, if to the Sellers, then to:

c/o Boston Omaha Corporation

1601 Dodge Street, Suite 3300

Omaha, NE 68102

Attn: Joshua Weisenburger, CFO

with a copy (which shall not constitute notice) to:

Gennari Aronson, LLP

250 First Avenue, Suite 200

Needham, MA 02494

Attn: Neil H. Aronson, Esq.

Email: naronson@galawpartners.com

or, if to the Escrow Agent, then to:

Citibank, N.A.

Citi Private Bank

227 W. Monroe Street, 24th Floor

Chicago, Illinois 60606

Attn: Connie Feltenberger; Khurram Khattak

E-mail: EscrowServiceWest@citi.com; connie.feltenberger@citi.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clause (i) through (iv) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12.         Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Funds in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by the Buyer and the Sellers after which this Agreement shall be of no further force and effect except that the provisions of Section 8 hereof shall survive termination.

13.         Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party without the prior consent of the other parties. This Agreement shall be governed by and construed under the laws of the State of Delaware. Each party irrevocably waives any objection on the grounds of venue, forum non‑conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of Delaware. The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising from or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by electronic transmission in portable document format (.pdf), and such .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Sections 7 and 8, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

14.         Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15.       Further Assurances. Following the date hereof, each party shall deliver to the other parties such further information and documents and shall execute and deliver to the other parties such further instruments and agreements as any other party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party the benefits hereof.

16.        Assignment. No assignment of the interest of any of the Parties shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect. To comply with federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate form W-9 or W-8 as applicable and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act. In no event shall the Escrow Agent be obligated hereunder to (a) make any payments from the Escrow Funds directly to any assignee of either Party of any rights under this Agreement, or (b) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (a) and (b), such assignee has become a Party to this Agreement.

17.        Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

18.        Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non-individual person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, and identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

19.         Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

20.        Use of Electronic Records and Signatures. As used in this Agreement, the terms “writing” and “written” include electronic records, and the terms “execute,” “signed” and “signature” include the use of electronic signatures. Notwithstanding any other provision of this Agreement or the attached Exhibits and Schedules, any electronic signature that is presented as the signature of the purported signer, regardless of the appearance or form of such electronic signature, may be deemed genuine by Escrow Agent in Escrow Agent’s sole discretion, and such electronic signature shall be of the same legal effect, validity and enforceability as a manually executed, original, wet-ink signature; provided, however, that any such electronic signature must be an actual and not a typed signature. In accordance with Section 8 of this Agreement, Escrow Agent shall be indemnified and held harmless from any Escrow Agent Losses it incurs as a result of its acceptance of and reliance on electronic signatures that it deems to be genuine. Any electronically signed agreement, instruction or other document shall be an “electronic record” established in the ordinary course of business and any copy shall constitute an original for all purposes. The terms “electronic signature” and “electronic record” shall have the meaning ascribed to them in 15 USC § 7006. This Agreement and any instruction or other document furnished hereunder may be transmitted as a PDF file attached to an e-mail.

21.        Return of Funds. If the Escrow Agent releases any funds, including but not limited to the Escrow Principal Account or any portion of it, to a Party and subsequently determines, in its sole discretion, that the payment or any portion of it was made in error, the Party shall, upon notice, promptly refund the erroneous payment. Any such erroneous payment by the Escrow Agent, and the Party’s return thereof to the Escrow Agent, shall not affect any obligation or right of either the Escrow Agent or the Parties. Each of the Parties agrees not to assert discharge for value, bona fide payee, or any similar doctrine as a defense to the Escrow Agent’s recovery of any erroneous payment.

22.         Sanctions. None of the Parties or any of their parents or subsidiaries, or any of their respective directors, officers, or employees, or to the knowledge of any Party, the affiliates of the Parties or any of their subsidiaries, will, directly or indirectly, use any part of any proceeds or lend, contribute, or otherwise make available such Escrow Funds in any manner that would result in a violation by any person of economic, trade, or financial sanctions, requirements, or embargoes imposed, administered, or enforced from time to time by the United States (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Kingdom (including, without limitation, His Majesty’s Treasury), the European Union and any EU member state, the United Nations Security Council, and any other relevant sanctions authority.

*    *    *    *    *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

COPPERPOINT INSURANCE COMPANY

By:
Name:
Its:

BOSTON OMAHA CORPORATION

By:
Name:	Joshua P. Weisenburger
Its:	Vice President and Chief Financial Officer

DAVID HERMAN

ROBERT THOMAS

ESCROW AGENT:

CITIBANK, N.A.

By:
Name:
Its:

Signature Page to Escrow Agreement

ANNEX I

FORM OF DISBURSEMENT REQUEST

[Date]

Citibank, N.A.

227 W. Monroe Street, 3rd Floor

Chicago, IL 60606

Attn: Connie Feltenberger

E-mail: connie.feltenberger@citi.com

DISBURSEMENT REQUEST

Ladies and Gentlemen:

We refer you to that certain Escrow Agreement, dated as of [____] (the “Agreement”), by and among Copperpoint Insurance Company, an Arizona insurance company, (the “Buyer”), Boston Omaha Corporation, a Delaware corporation (the “Parent”), David Herman (“Herman”) and Robert Thomas (“Thomas” and together with Parent and Herman, the “Sellers”), and Citibank, N.A., as escrow agent, as escrow agent and depositary. Capitalized terms used but not defined in this letter shall have the meanings given them in the Agreement.

Pursuant to the provisions of the Agreement, you are hereby directed to disburse funds held in the Escrow [Principal][Earnings] Account as follows:

(i)	[the amount(s) to be disbursed],
(ii)	[the date of disbursement],
(iii)	[the recipient(s) of the disbursement, and]
(iv)

[the manner of disbursement and delivery instructions (including wiring instructions if applicable. Wiring instructions to include account name, account number, bank name and ABA number, bank mailing address (no PO Box), for credit to and mailing address, any special instructions]

Very truly yours,

BUYER:	SELLERS:
COPPERPOINT INSURANCE COMPANY	BOSTON OMAHA CORPORATION

By:	By:
Name:	Name:
Its:	Its:

DAVID HERMAN

ROBERT THOMAS

Annex to Escrow Agreement